Exhibit 10.1

Aware, Inc. 2019 Executive Bonus Plan

Aware, Inc. (the “Company”) executives, Kevin Russell and David Martin (the “Participants”) will be eligible to receive bonuses as described below based upon the achievement by the Company of a profit before taxes (“PBT”) target (the “2019 Plan PBT Goal”) determined by the Compensation Committee of the Company’s Board of Directors.

The amount of the bonus earned by a Participant will depend upon the Company’s actual 2019 PBT, as compared to the 2019 Plan PBT goal. The following tables will be used to determine the applicable bonuses:

Kevin Russell

Actual PBT as a % of 2019 Plan PBT Goal	Bonus Amount
Less than 100% of 2019 Plan PBT Goal	$0
100% of 2019 Plan PBT Goal	$25,000
125% of 2019 Plan PBT Goal	$50,000
150% or more of 2019 Plan PBT Goal	$100,000

David Martin

Actual PBT as a % of 2019 Plan PBT Goal	Bonus Amount
Less than 100% of 2019 Plan PBT Goal	$0
100% of 2019 Plan PBT Goal	$15,000
125% of 2019 Plan PBT Goal	$35,000
150% or more of 2019 Plan PBT Goal	$70,000

The amount of bonus payable will be subject to linear interpolation to reflect actual 2019 PBT between the 2019 Plan PBT Goal and 125% of 2019 Plan PBT Goal or between 125% of 2019 Plan PBT Goal and 150% of 2019 Plan PBT Goal.

Bonus payouts, to the extent earned, will be paid approximately 45 days following the end of the 2019 fiscal year. All bonus payouts are subject to statutory deductions and are taxable at the time of payment. In the event that Mr. Russell’s or Mr. Martin’s employment by the Company terminates during the fiscal year by reason of retirement, total and permanent disability, or death, the terminated person will receive a pro-rated bonus. If Mr. Russell’s or Mr. Martin’s employment by the Company is terminated by the Company without cause, the Compensation Committee may, in its discretion, award the terminated person a pro-rata bonus. In the event that Mr. Russell’s or Mr. Martin’s employment terminates for any other reason, including resignation and discharge for cause prior to the bonus payout date, all rights to a bonus will be forfeited. All payouts from this bonus plan are subject to final approval by the Compensation Committee, which shall have the authority to reduce, but not increase, any amounts payable under the Plan.

The adoption and maintenance of the 2019 Executive Bonus Plan shall not be deemed a contract of employment. Nothing herein contained shall be deemed to give Mr. Russell or Mr. Martin the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge Mr. Russell or Mr. Martin at any time, nor shall it interfere with Mr. Russell or Mr. Martin’s right to terminate their employment at any time.